Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Artius Acquisition Inc. on Form S-4 of our report dated March 4, 2021, with respect to our audit of the financial statements of Artius Acquisition Inc. as of December 31, 2020 and for the period from January 24, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, TX

March 8, 2021